UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     December 17, 2007

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 17, 2007, Iconix Brand Group, Inc., a Delaware corporation (the “Registrant”), completed its acquisition of certain of the assets and rights related to the Seller’s (as defined below) business of designing, marketing, licensing and/or managing the Starter® brand of marks and intellectual property and related names (the “Starter Assets”) of Exeter Brands Group LLC, an Oregon limited liability company (the “Seller”), and NIKE, Inc., an Oregon corporation (“Parent”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) dated November 15, 2007 by and among the Registrant, Seller and Parent.

In accordance with the terms of the Purchase Agreement, the Registrant (i) paid to the Seller $60,000,000 in cash and (ii) assumed certain liabilities of the Seller related to the Starter Assets.

In accordance with the terms of the Purchase Agreement, the Seller delivered or caused to be delivered all right, title and interest in the Starter Assets to Studio IP Holdings LLC, a Delaware limited liability company and a subsidiary of the Registrant (“Studio Holdings”), and Studio Holdings entered into a transitional license agreement with Seller in which it granted Seller the non-exclusive right to use the Starter Assets in connection with the manufacture, marketing, distribution, promotion, advertisement and sale of men’s and boy’s apparel. The closing of this transaction occurred following the early termination of the statutory waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as an exhibit to this Report. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Registrant or the other parties thereto. The Purchase Agreement contains representations and warranties the parties thereto made to, and solely for the benefit of, the other parties thereto. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of such agreement. In addition, the Purchase Agreement is modified by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Registrant's public disclosures.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In order to finance the cash portion of the purchase price of the Starter Assets, on December 17, 2007, the Registrant borrowed $63,157,894.74 pursuant to that certain Amended and Restated Credit Agreement, dated as of May 2, 2007 (the “Credit Facility”), among the Registrant, the lenders parties thereto, Lehman Brothers Inc., as arranger, and Lehman Commercial Paper Inc., as administrative agent. At the time of such additional borrowing, there was already outstanding under the Credit Facility a term loan in the principal amount equal to $211,437,500. The aggregate principal amount of all loans currently outstanding under the Credit Facility will mature on April 30, 2013 (the “Maturity Date”). The principal will be repayable in 21 equal quarterly installments in annual aggregate amounts equal to 1.00% of the aggregate principal amount of the loans outstanding, after giving effect to the additional borrowing (with any remaining unpaid principal balance to be due on the Maturity Date). The Credit Facility may be prepaid at any time in whole or in part at the option of the Registrant, without premium or penalty. All amounts outstanding under the Credit Facility will bear interest, at the Registrant’s option, at the Eurodollar Rate or the Base Rate (i.e., prime rate), plus an applicable margin of 2.25% and 1.25%, respectively.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 2.1*	Asset Purchase Agreement dated November 15, 2007 by and among the Registrant, Seller and Parent.

* The Registrant has omitted certain schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K and shall furnish supplementally to the Securities and Exchange Commission (the “SEC”), copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Warren Clamen
Name: Warren Clamen Title: Chief Financial Officer

Date: December 20, 2007